Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (i) on Form S-3/A (No. 333-158215) and in the related Prospectus; (ii) on Form S-3 (No. 333-169495) and in the related Prospectus; (iii) on Form S-3 (No. 333-143450) pertaining to the One Liberty Properties, Inc. Dividend Reinvestment Plan; (iv) on Form S-8 (No. 333-107038) pertaining to the One Liberty Properties, Inc. 2003 Incentive Plan, and (v) on Form S-8 (No. 333-160326) pertaining to the One Liberty Properties, Inc. 2009 Incentive Plan of our reports dated October 18, 2010, with respect to the statements of revenues and certain expenses of (a) 947 South Township Line Road and (b) 50 Raymond Road and 923 Farmington Avenue, included in this Current Report (Form 8-K/A) for the year ended December 31, 2009.

/s/ Ernst & Young LLP
New York, New York
October 18, 2010

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